SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):November 20, 2000



                     McMoRan Exploration Co.


           Delaware        001-07791           72-1424200
       (State or other    (Commission        (IRS Employer
       jurisdiction of    File Number)       Identification
       incorporation or                           Number)
       organization)

                       1615 Poydras Street
                  New Orleans, Louisiana  70112

Registrant's telephone number, including area code:(504)582-4000




Item 5.   Other Events.
McMoRan Exploration Co. announces the following exploration and operations update:

The Eugene Island Block 97 #1 exploratory well (Thunderbolt-shallow prospect) has encountered 75 feet of net hydrocarbon pay in 3 pay sands logged between measured depths of 14,000 and 14,290 feet. The well was drilled to a total depth of 17,030 feet and will be saved for future production. Additional wells will be needed to evaluate the full potential of this discovery.

  We hold a 38.0 percent working interest and a 27.4 percent net revenue interest in the Eugene Island Block 97 #1 well. Ocean Energy, Inc., the operator, holds a 35.0 percent working interest; Samedan Oil Corporation, a wholly owned subsidiary of Noble Affiliates, Inc., holds a 25.0 percent working interest; and an individual investor holds the remaining 2.0 percent working interest in the shallow prospect. The Eugene Island Block 97 discovery is located in 27 feet of water, approximately 25 miles offshore Louisiana in the Gulf of Mexico. We control 19,375 acres in the area.

We have also identified a separate prospect at a greater depth in the immediate area of Eugene Island Block 97 (Hornung-deep prospect). The deep prospect is expected to be drilled to approximately 21,000 feet during the first quarter of 2001.

Our Main Pass Block 86 #1 well (Shiner prospect) has 80 feet of gross pay indicated by its log-while-drilling tool which would indicate a minimum of 40 to 50 feet of net hydrocarbon pay between depths of 9,910 and 9,990 feet. We have noted additional zones that have resistivity that could possibly indicate that additional sands are hydrocarbon bearing. The well was drilled to a total depth of 10,500 and will be saved for future production. Additional wells will be needed to evaluate the full potential of this discovery. We have a 71.3 percent working interest and a 51.3 percent net revenue interest in the well. Ocean Energy, Inc., the operator, holds a 25.0 percent working interest and the remaining 3.7 percent working interest is held by an individual investor. The Main Pass 86 discovery is located in 69 feet of water, approximately 60 miles offshore Louisiana.

Details of our other exploration, development and operational activities follow:

West  Delta  Block  12  #1  (Intruder/Prowler  prospect).   This
exploration  well has been drilled to approximately 17,500  feet and logged several sands between 16,950 and 17,400 feet that have resistivity which could possibly indicate the sands are hydrocarbon bearing. Casing has been set through 17,500 feet and the well will be drilled deeper to test additional objectives to a total depth of approximately 20,700 feet. The 17,000-foot sands that are behind pipe will be further evaluated after the deeper potentials between 17,400 feet and total depth have been tested. We have a 47.5 percent working interest and a
32.1 percent net revenue interest in the well.  Samedan holds  a
25.0 percent working interest. Ocean Energy, Inc., the operator, holds a 25.0 percent working interest and the remaining 2.5 percent working interest is held by an individual investor. The West Delta 12 exploration well is located in state waters offshore Louisiana with a water depth of approximately 17 feet.

Louisiana State Lease 340 # 1 (Mound Point prospect). We are currently drilling below 10,000 feet on this exploration well with a proposed total depth of 18,500 feet. The well is located offshore Vermilion and Iberia Parishes in less than 10 feet of water on tracts that encompass a total of approximately 35,450 acres. We have a 30.4 percent working interest and a 23.9 percent net revenue interest in the prospect. Samedan holds a
25.0 percent working interest; Texaco, a 43.0 percent working interest; and an individual investor, the remaining 1.6 percent working interest.

Eugene Island Block 193 #3 (Tern-deep prospect). Drilling has begun on this exploration well, with a planned total depth of 17,600 feet. We have a 56.25 percent working interest and a
45.2 percent net revenue interest and Texaco has a 43.75 percent net working interest. We control 10,000 acres in the area in approximately 100 feet of water.

Vermilion Blocks 195/196/207 (Lombardi) and Ship Shoal Block 296 (Raptor). We plan to install platform and production facilities on both of these discoveries and expect both fields to be on production by mid-2001. Although they have not been tested, we believe that these two discoveries could flow in excess of 30 million cubic feet of gas per day, in total net to our interest. We hold a 34.2 percent net revenue interest in Vermilion 195/196/207 and a 43.5 percent net revenue interest in Ship Shoal 296. Samedan holds a 25.0 percent working interest in Vermilion 195/196/207.

We continue to identify prospects to be drilled on our exploration lease acreage position, including 660,000 acres acquired from Shell and Texaco earlier this year. To date we have drilled 8 prospects on this acreage, of which 4 have indicated discoveries. The 4 discoveries are all on the shelf of the Gulf of Mexico, 3 in less than 120 feet of water, and can be brought on to production readily because of the relatively shallow water depths and the immediate availability of production platform facilities.

The ownership interests for all the exploration and development activities above reflect our minimum estimated interests assuming certain agreements and participation elections by other parties, except that Halliburton's option to participate for 6 percent of our interest is not reflected.

Brazos A-19 insurance claim. We are in negotiations with our insurers for the business interruption loss that we believe was triggered by the loss of the Brazos A-19 JC #1 well. As previously reported, the Brazos A-19 well was damaged during the early production phase in November 1999, after producing approximately 84 million cubic feet of natural gas per day for approximately one month. Attempts to repair the well were unsuccessful, and subsequently the well was plugged and abandoned. The insurers have offered approximately $14 million in settlement of the claim and we have counter offered to settle for $30 million. The proceeds of the claim will be recognized as a gain when received.

Sulphur business sale. As previously announced, we are engaged in a process to sell our sulphur transportation and logistics assets and are being assisted by Chase Securities Inc. in the marketing of these assets. A number of parties have expressed interest and are completing due diligence. We expect interested parties to submit definitive proposals in mid-December 2000 and that the sale will be completed soon thereafter. We remain confident that the sale will generate proceeds in excess of the book value of the assets or a minimum of $75 million.

Main Pass 299 alternative use. Since the cessation of sulphur production at our Main Pass Block 299 mine, we have been evaluating alternative uses for the Main Pass 299 facilities. We have signed a letter of intent pursuant to which the Main Pass facilities would be utilized to provide logistical support and services for deepwater offshore oilfield operations and commercial production of brine. The cash flows from this potential alternative use of the Main Pass sulphur facility are expected to offset a significant portion of the long-term liabilities for the eventual abandonment of the facilities. In addition, commercial operation of the facility is expected to defer the time when abandonment would otherwise be required. We will retain the rights to the sulphur and oil reserves at Main Pass 299. These business arrangements are subject to certain regulatory approvals and the execution of definitive agreements.

Sulphur project claim. We have received notice from the U. S. State Department that our $8.9 million claim for payments due us for the construction, installation and sale of a sulphur distillation plant to the government of Iraq in 1991 has been certified by the United Nations Compensation Commission on Iraqi claims. The U. S. State Department has received approximately $5 million attributable to our claim and we expect to receive those funds within the next 90 days. We expect to receive the balance of the claim in 2001 and will recognize the receipts as gains when funds are received.

Although there can be no assurance as to the timing or the completion of the transactions mentioned above, if these transactions can be completed in the current quarter or the first quarter of 2001 as anticipated, then we may add in excess of $100 million cash to our financial position. As of November 17, 2000, our net debt position was $30 million ($45 million of net debt in our sulphur business and $15 million cash in our oil and gas business). The $100 million cash, together with $50 million available under our oil and gas bank credit facility; our $64.5 million sulphur business credit facility (of which approximately $45 million is currently drawn); and our oil and gas production income, would provide us with a strong financial position to continue our aggressive exploration and development activities.

Cautionary Statement: This report contains forward-looking statements in which we discuss factors and events that we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding discoveries at Eugene
Island 97 and Main Pass 86; future oil and gas drilling and production activities; future oil and gas income; the sale of the sulphur transportation assets; and the pursuit of insurance and other claims. Important factors that might cause future results to differ from these projections include drilling risks, the market value of oil and gas, uncertainties in interpreting engineering data, industry risks and other factors described in our most recent Form
10-K and subsequent Forms 10-Q filed with the SEC.




                            SIGNATURE
                       ------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              McMoRan Exploration Co.


                              By:  /s/ C. Donald Whitmire Jr.
                                   ----------------------------
                                       C. Donald Whitmire, Jr.
                                  Vice President & Controller -
                                        Financial Reporting
                                  (authorized signatory and
                                   Principal Accounting Officer)

Date:  November 21, 2000